Exhibit 5

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Rights Agreement (the “Rights Agreement”) dated as of January 29, 2004 between VIA NET.WORKS, INC., a Delaware corporation (the “Company”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a banking corporation organized under the laws of New York, as rights agent (the “Rights Agent”), is entered into this 26th day of August, 2005.

WHEREAS, the Company and the Rights Agent are currently parties to the Rights Agreement and desire to amend the Rights Agreement on the terms and conditions hereinafter set forth;

WHEREAS, Mawlaw 653 Limited (“Mawlaw 653”), Interoute Communications Holdings SA (“Interoute”), and Company have entered into a Sale and Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which Mawlaw 653 and Interoute will purchase certain subsidiaries and substantially all the assets of Company on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, in connection with the Purchase Agreement, (i) Mawlaw 653 has committed to lend to the Company and certain of its subsidiaries monies under a Facility Agreement (the “Facility Agreement”) upon the terms and conditions contained therein, in connection with which the Company has agreed to pay to the commitment fee payable thereunder by issuing 14,189,189 shares (the “Commitment Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to Mawlaw 660 Limited (“Mawlaw 660,” and together with Mawlaw 653 and Interoute, the “Purchasers”), (ii) Mawlaw 653 and the Company have entered into a Management Consultancy Services Agreement (the “Management Agreement”) pursuant to which Mawlaw 653 will provide certain management consultancy services in connection with the day-to-day operational activities of Company and its subsidiaries upon the terms and conditions contained therein, in connection with which the Company has agreed to pay to the management fee payable thereunder by issuing 10,810,811 shares (the “Management Service Shares”) to Mawlaw 660; and Mawlaw 660 has agreed to purchase 10,810,811 shares of Common Stock (the “Common Investment Shares”, and together with the Commitment Shares and the Management Services Shares, the “Aggregate Common Shares”) on the terms and conditions set forth in a Subscription Agreement between the Company and Mawlaw 660 (the “Subscription Agreement,” and together with the Purchase Agreement, the Facility Agreement and the Management Agreement, the “Transaction Documents”);

WHEREAS, pursuant to the Subscription Agreement, Mawlaw 660 has agreed to purchase 5,405,405 shares (the “Preferred Shares”) of a new class of preferred stock of the Company designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares” and together with the Aggregate Common Shares, the “Shares”) on the terms and conditions set forth in the Subscription Agreement; and

WHEREAS, on August 23, 2005, the Board of Directors of the Company resolved to amend the Rights Agreement to render it inapplicable to the (i) Transaction Documents and (ii) the issuance of the Shares and the other transactions contemplated by the Transaction Documents (collectively, the “Transactions”); and

WHEREAS, for purposes of this Amendment, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement, as amended by this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.             Amendment to Section 1.

(a)           Section 1(a) of the Rights Agreement is hereby amended by adding the following new paragraph to the end of Section 1(a):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, none of the Purchasers nor any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person by reason of the consummation of any of the transactions contemplated by the Transaction Documents, including the issuance of the Shares.”

 (b)          Section 1(i) of the Rights Agreement is hereby amended by adding the following new paragraph to the end of Section 1(i):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Distribution Date shall be deemed to have occurred by reason of the consummation of the transactions contemplated by the Transaction Documents, including the issuance of the Shares.”

(c)           Section 1 of the Rights Agreement is hereby amended by inserting the following text after section 1(l) but before Section 1(m):

“(l-1)     “Facility Agreement” shall mean the Facility Agreement by and between the Company and Mawlaw 653 Limited, dated as of August    , 2005.”

(d)           Section 1 of the Rights Agreement is hereby amended by inserting the following text after section 1(m) but before Section 1(n):

“(m-1)     “Management Services Agreement” shall mean the Management Services Agreement by and between the Company and Mawlaw 653 Limited, dated as of August    , 2005.”

 (e)          Section 1 of the Rights Agreement is hereby amended by inserting the following text after 1(r) but before 1(s):

“(r-1)     “Purchasers” shall mean Interoute Communications Holdings SA, Mawlaw 653 Limited and Mawlaw 660 Limited.”

(f)            Section 1 of the Rights Agreement is hereby amended by inserting the following text after Section 1(w) but before Section 1(x):

“(w-1)  “Sale Agreement” shall mean the Sale and Purchase Agreement by and among VIA NET.WORKS, Inc., Mawlaw 653 Limited and Interoute Communications Holdings SA, dated as of August    , 2005.”

(g)           Section 1 of the Rights Agreement is hereby amended by inserting the following text after Section 1(z) but before Section 1(aa):

“(z-1)    “Shares” shall mean the shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share, and Common Stock issued to Mawlaw 660 Limited pursuant to Facility Agreement, the Management Services Agreement and the Subscription Agreement.”

(h)           Section 1(aa) of the Rights Agreement is hereby amended by adding the following new paragraph to the end of Section 1(aa):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Stock Acquisition Date shall be deemed to have occurred by reason of the consummation of the transactions contemplated by the Transaction Documents, including the issuance of the Shares.”

(i)            Section 1 of the Rights Agreement is hereby amended by inserting the following text after Section 1(aa) but before Section 1(bb):

“(aa-1)  “Subscription Agreement” shall mean the Subscription Agreement by and between the Company and Mawlaw 660 Limited, dated as of August    , 2005.”

(j)            Section 1 of the Rights Agreement is hereby amended by inserting the following text after Section 1(bb) but before Section 1(cc):

“(bb-1)   “Transaction Documents” shall mean the Sale Agreement, the Facility Agreement, the Management Services Agreement, and the Subscription Agreement.”

(k)           Section 1(cc) of the Rights Agreement is hereby amended by adding the following new paragraph to the end of Section 1(cc):

 “Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Triggering Event shall be deemed to have occurred by reason of the consummation of the transactions contemplated by the Transaction Documents, including the issuance of the Shares.”

2.             Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is amended by adding the following sentence at the end thereof:

 “Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, the consummation of the transactions contemplated by the Transaction Documents, including the issuance of the Shares, shall not cause the Rights to be adjusted or become exercisable in accordance with this Section 11(a)(ii).”

3.             Amendment to Section 13(e). Section 13(e) of the Rights Agreement is amended by adding the following sentence at the end thereof:

 “Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, the provisions of this Section 13 shall not be applicable to the transactions contemplated by the Transaction Documents, including the issuance of the Shares.”

4.             Effective Date.  This Amendment shall become effective as of the date first above written.

5.             Other Terms Unchanged.  The Rights Agreement, as amended by this Amendment, shall remain and continue in full force and effect and is in all respects agreed to, ratified and confirmed hereby.  Any reference to the Rights Agreement after the date first set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment.

6.             Benefits.  Nothing in the Rights Agreement, as amended by this Amendment, shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock) any legal or equitable right, remedy or claim under the Rights Agreement, as amended by this Amendment; but the Rights Agreement, as amended by this Amendment, shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock).

7.             Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

8.             Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.

9.             Counterparts.  This Amendment may be executed in any number of counterparts.  It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts.  All counterparts shall collectively constitute a single agreement.

It shall not be necessary in any proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

10.           Fax Transmission.  A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

VIA NET.WORKS, INC.

By:	/s/ Matt S. Nydell
Name: Matt S. Nydell
Title: SVP, General Counsel and Secretary

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY, as Rights Agent

By:	/s/ Roger Bernhammes
Name: Roger Bernhammes
Title: Rights Agent